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                                  EXHIBIT 99.1


[GARTNER GROUP LOGO]                                               PRESS RELEASE


FOR IMMEDIATE RELEASE                 Jennifer L. Schlueter
                                      Vice President, Investor Relations
                                      203.316.6537

         GARTNERGROUP ANNOUNCES STOCKHOLDER APPROVAL OF RECAPITALIZATION

STAMFORD, Conn. -- July 16, 1999 -- Gartner Group, Inc. (NYSE: IT), the world's leading authority on information technology (IT), today announced that its stockholders have approved a series of transactions previously announced by GartnerGroup, including the recapitalization of GartnerGroup and the spin-off by IMS Health Incorporated (NYSE: RX) to its public stockholders of a significant portion of the equity position in GartnerGroup held by IMS Health.

GartnerGroup also announced a cash dividend of $1.1945 per share, payable on July 22, 1999 to all GartnerGroup stockholders of record as of July 16, 1999. More specifically, at a special meeting of GartnerGroup stockholders held earlier today, the stockholders approved the recapitalization of GartnerGroup's outstanding Common Stock into two classes of Common Stock, consisting of Class A Common Stock and Class B Common Stock, and the issuance of an aggregate of 40,689,648 shares of Class B Common Stock to IMS Health in exchange for a like number of shares of Class A Common Stock held by IMS Health. IMS Health has previously agreed to distribute such shares of Class B Common Stock to the public stockholders of IMS Health, in a tax-free spin-off, and today announced that the shares will be distributed pro rata to stockholders of record of IMS Health as of July 17, 1999. This share distribution is expected to be made by IMS Health on July 26, 1999.

At the special meeting, GartnerGroup stockholders also approved a proposal to create a classified Board of Directors, consisting of three classes having staggered three-year terms. The Board of Directors has been increased to ten members, and Anne Sutherland Fuchs, Charles B. McQuade and Kenneth Roman have been appointed to fill vacancies on the Board. Separately, Robert Weissman of IMS Health has resigned from the GartnerGroup Board in connection with the reduction in IMS


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Health's equity interest in GartnerGroup.

The stockholders of GartnerGroup also approved at the meeting an increase in the authorized capital of GartnerGroup, to a total of 250,000,000 shares of Common Stock (166,000,000 shares of Class A Common Stock and 84,000,000 shares of Class B Common Stock) and 5,000,000 shares of Preferred Stock.

The cash dividend declared by GartnerGroup of $1.1945 per share (representing a total dividend of approximately $125 million) will be paid on July 22, 1999 to all GartnerGroup stockholders of record as of the close of business on July 16, 1999. Because the record date for the distribution of Class B Common Stock by IMS Health to its stockholders has been set at July 17, 1999, IMS Health stockholders who receive shares of Class B Common Stock in such distribution will not be entitled to participate in the GartnerGroup cash dividend.

About GartnerGroup

As the world's leading authority on IT, GartnerGroup provides clients with a wide range of products and services in the areas of IT advisory services, measurement, research, decision support, analysis and consulting. Founded in 1979, with headquarters in Stamford, Conn., GartnerGroup is at the center of a global community serving Fortune 1000 companies from 80 locations worldwide. GartnerGroup's unique capabilities and resources help bring clarity to the direction of the world's hottest and most volatile industry.

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